Exhibit 99.1

The McGraw-Hill Companies Appoints Peter C. Davis

President of McGraw-Hill Education

NEW YORK, August 18, 2008 – The McGraw-Hill Companies (NYSE: MHP) today announced the appointment of Peter C. Davis, as president of McGraw-Hill Education, one of the world’s leading providers of educational materials and solutions, effective Sept. 2, 2008. Mr. Davis has served as executive vice president of Global Strategy for The McGraw-Hill Companies since 2006. He succeeds Henry Hirschberg, who will retire on October 31 after 36 years in the industry. Mr. Davis will report to Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

“The ongoing demand for knowledge continues to fuel the world’s education markets and has created significant long-term opportunities for our franchise. Pete’s strong leadership skills, deep understanding of business strategy and extensive international expertise will help McGraw-Hill Education continue to capture these opportunities,” said Mr. McGraw. “His appointment further strengthens the deep and talented management team that has driven the long-term growth, digital transformation and global expansion of our education business.”

“I also would like to take this opportunity to thank Henry for his leadership and contributions to McGraw-Hill Education and to wish him well in retirement,” Mr. McGraw added. “I am especially appreciative that Henry has agreed to stay through October to help ensure a smooth management transition.”

Since joining The McGraw-Hill Companies in late 2006, Mr. Davis, 53, has made significant contributions that have helped the Corporation capture new business and strengthen its presence in existing markets. He has developed deep insight into opportunities and challenges in the education business, working closely with McGraw-Hill Education on several important initiatives, including developing the School Education Group’s strategy, helping CTB improve its NCLB contract marketing and targeting, and devising strategies to enter the career educational services markets internationally. Going forward, he will continue to leverage his strategic background and experience to help McGraw-Hill Education successfully capitalize on a growing global market for education products and services.

“The economic necessity for creating educated and skilled workforces has never been more urgent or made education so globally important,” added Mr. McGraw. “This urgency will continue to drive growth in the global education markets, and with leadership from Pete and his strong management team, we look forward to continuing to provide new and innovative learning solutions to educators and students worldwide.”

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Prior to joining The McGraw-Hill Companies in 2006, Mr. Davis was a managing director at the management consulting firm Novantas LLC, where he oversaw a range of high-level client relationships and engineered the firm’s expansion. Earlier in his career, Mr. Davis was a senior partner at Booz Allen Hamilton. He holds a bachelor’s degree in history and English from Rutgers College in New Brunswick, N.J., and a master’s in Business Administration from the Johnson School of Management at Cornell University.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2007 were $6.8 billion. Additional information is available at www.mcgraw-hill.com.

Homepage: http://www.mcgraw-hill.com

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Release issued: August 18, 2008

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Media Contacts:

Frank Briamonte

Senior Director, Corporate Communications

The McGraw-Hill Companies

(212) 512-4145 (office)

(201) 725-6133 (mobile)

frank_briamonte@mcgraw-hill.com

Tom Stanton

Director, Communications

McGraw-Hill Education

(212) 904-3214

tom_stanton@mcgraw-hill.com

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